Exhibit 10.18
EXECUTION VERSION

FOURTH AMENDMENT TO LOAN FINANCING AND SERVICING
AGREEMENT, dated as of March 9, 2022 (this “Amendment”), among BCRED DENALI PEAK FUNDING LLC, as borrower (the “Borrower”), BCRED TWIN PEAKS LLC, as servicer (the “Servicer”), each LENDER party hereto, the AGENTS for the Lender Groups from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”), WILMINGTON TRUST, NATIONAL
ASSOCIATION (“W TNA”), as collateral agent and collateral custodian (in such capacities, the
“Collateral Agent”), and DEUTSCHE BANK AG, NEW YORK BRANCH, as facility agent (in such capacity, the “Facility Agent”).

WHEREAS, the Borrower, the Servicer, the Collateral Agent, the Facility Agent and each Lender party thereto are party to the Loan Financing and Servicing Agreement, dated as of October 11, 2018 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, the Borrower, the Servicer, the Collateral Agent, the Facility Agent and the Lenders have agreed to amend the Loan Agreement in accordance with Section 17.2 of the Loan Agreement and subject to the terms and conditions set forth herein; and

WHEREAS, the Facility Agent hereby authorizes and directs WTNA in its capacity as Collateral Agent to acknowledge this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

D efinitions

SECTION 1.1.    D efined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement and the Sale Agreement (as defined in the Loan Agreement), as applicable.

ARTICLE II

A mendments

SECTION 2.1.    A mendments to the Loan Agreement. As of the date of this
Amendment, the Loan Agreement (including the Schedules and Exhibits thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~s tricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: b old and double-underlined text) as set forth on the pages of the Loan Agreement attached as Appendix A hereto.

Exhibit 10.18
ARTICLE III

Conditions to Effectiveness

SECTION 3.1.    This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions:

(a)the execution and delivery of this Amendment by each party hereto;

(b)the Facility Agent shall have received certified copies of the resolutions of the board of managers (or similar items) of the Borrower and the Servicer approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(c)the Facility Agent shall have received the duly executed Fee Letters, dated as of the date hereof;

(d)the Facility Agent shall have received the executed legal opinion of Dechert LLP, counsel for the Borrower and the Servicer, in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request; and

(e)all fees (including reasonable and documented fees, disbursements and other charges of counsel) due to the Lenders on or prior to the effective date of this Amendment have been paid in full.

ARTICLE IV

Representations and Warranties

SECTION 4.1. The Borrower hereby represents and warrants to the Facility Agent and each Lender that, as of the date first written above, (i) no Facility Termination Event, Unmatured Facility Termination Event, Cash Trap Event, Servicer Event of Default or Unmatured Servicer Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Loan Agreement and the other Transaction Documents are true and correct in all respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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Exhibit 10.18

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended and waived hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Electronic Signatures. The parties agree that this Agreement may be executed and delivered by electronic signatures (including by facsimile or electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Agent), and that the signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. Delivery of an executed counterpart signature page of this Agreement by facsimile or any such electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

[Signature pages follow]

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Exhibit 10.18
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BCRED DENALI PEAK FUNDING LLC, as
Borrower

By: BCRED TWIN PEAKS LLC, its sole
member

By: BLACKSTONE PRIVATE CREDIT
FUND, its sole member

By: /s/ Marisa J Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

[Signature Page to Fourth Amendment to LFSA]

Exhibit 10.18

BCRED TWIN PEAKS LLC, as Servicer

By: BLACKSTONE PRIVATE CREDIT FUND,
its sole member

By:    /s/Marisa J Beeney     Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

[Signature Page to Fourth Amendment to LFSA]

Exhibit 10.18
WILMINGTON TRUST, NATIONAL
ASSOCIATION, not in its individual capacity, but solely as Collateral Agent and as Collateral Custodian

By:	/s/ Erica Zhao
Name: Erica Zhao
Title: Assistant Vice President

[Signature Page to Fourth Amendment to LFSA]

Exhibit 10.18

[Signature Page to Fourth Amendment to LFSA]

Exhibit 10.18
DEUTSCHE BANK AG, NEW YORK
BRANCH, as Facility Agent

By: ______________________
Name: Amit Patel
Title: Managing Director

By: ______________________
Name: Ho Min Kwak
Title: Vice President

[Signature Page to Fourth Amendment to LFSA]

Exhibit 10.18

DEUTSCHE BANK AG, NEW YORK
BRANCH, as an Agent and as a Committed Lender

By: ______________________________

Name: Amit Patel

Title: Managing Director

By: ______________________________

Name: Ho Min Kwak

Title: Vice President

[Signature Page to Fourth Amendment to LFSA]

Exhibit 10.18

DEUTSCHE BANK AG, LONDON
BRANC H, as a Comm itt ed Lende r

By:	/s/ Shamil Shah
Name: Shamil Shah
Title: Managing Director

By:	/s/ Frederic de Benoist
Name: Frederic de Benoist
Title: Managing Director

Exhibit 10.18

[Signa ture Page lo Fo urth Amendment to LFSA)

Exhibit 10.18
RAYMOND JAMES BANK, as an Agent and as a Lender

By:	/s/ Mark Specht
Name: Mark Specht
Title: Vice President

[Signature Page to Fourth Amendment to LFSA]

Exhibit 10.18

ALTSHULER SHAHAM PROVIDENT
FUNDS & PENSION LTD, on behalf of the provident and pension funds set forth on Schedule I to Joinder Agreement of even date herewith, by and among Altshuler Shaham Provident Funds & Pension Ltd, the Borrower and the Facility Agent, as an Agent and as a Lender

By:	/s/ Nirit Frey-Markman
Name: Nirit Frey-Markman
Title: Executive Vice President, Head of Credit

[Signature Page to Fourth Amendment to LFSA]

Exhibit 10.18
APPENDIX A

Exhibit 10.18
~~Execution Version~~EXECUTION VERSION Conformed through ~~Raymond James Bank~~Altshuler Joinder ~~October 2021~~March 2022

LOAN FINANCING AND SERVICING AGREEMENT
dated as of October 11, 2018 BCRED DENALI PEAK FUNDING LLC,
as Borrower

BCRED TWIN PEAKS LLC,
as Servicer
THE LENDERS FROM TIME TO TIME PARTIES HERETO, DEUTSCHE BANK AG, NEW YORK BRANCH,
as Facility Agent

THE OTHER AGENTS PARTIES HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent and as Collateral Custodian

USActive ~~56743394.2~~57084911.1127965262.16.BUSINESS

Exhibit 10.18
“Accrual Period” means, with respect to any Distribution Date, the period from and ~~including the previous~~excluding the Determination Date for the immediately preceding Distribution Date (or, in the case of the first Distribution Date following the Fourth Amendment Effective Date, from and including the Distribution Date immediately preceding the Fourth Amendment Effective Date) through and including the ~~day~~Determination Date preceding such Distribution Date.

“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.

“Advance” has the meaning set forth in Section 2.1(a). “Advance Date” has the meaning set forth in Section 2.1(a).
“Advance Rate” means, with respect to any Eligible Collateral Obligation, on any date of determination, the applicable percentage in accordance with the following chart:

Exhibit 10.18
Advance Rates

For BSLs

BSL type	Advance Rate
Type 1 Broadly Syndicated Loan	72.5%
Type 2 Broadly Syndicated Loan	50%
Type 3 Broadly Syndicated Loan	40%

For Middle Market Loans

Middle Market Loan type	Advance Rate
First Lien Middle Market Loans	70%
Type 1 FILO Loan and Recurring Revenue Collateral Obligations	65%
Type 2 FILO Loan	60%
Type 3 FILO Loan	55%
Second Lien Middle Market Loans and Deemed Second Lien Loans	40%

For Bonds

Bond type	Advance Rate
Senior Secured Bonds	65%
Unsecured Bonds	35%

“Advance Request” has the meaning set forth in Section 2.2(a).

Exhibit 10.18
Aggregate Unfunded Amount” shall mean, as of any date of determination, the sum of the unfunded commitments and all other standby or contingent commitments associated with each Variable Funding Asset included in the Collateral as of such date.

“Agreement” means this Loan Financing and Servicing Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“AIF” has the meaning given to the term under the AIFMD. “AIFM” has the meaning given to the term under the AIFMD.
“AIFMD” means (a) Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No. 1060/2009 and (EU) No. 1095/2010, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualification) and (b) any applicable law of a member state of the European Union implementing the AIFMD.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate;

(b)½ of one percent above the Federal Funds Rate; and

(c)zero.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related ~~Collection~~Accrual Period and any amounts paid into the Collection Account under any Hedging Agreement with respect to the Accrual Period ending on the day preceding such Distribution Date (excluding any Collections necessary to settle the acquisition of Eligible Collateral Obligations), plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account with respect to the related ~~Collection~~Accrual Period.

“Anti-Bribery and Corruption Laws” has the meaning set forth in Section 9.30(a). “Anti-Money Laundering Laws” has the meaning set forth in Section 9.29(b).
“Applicable Conversion Rate” means, with respect to Euros, GBPs, or CADs, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

Exhibit 10.18

“Applicable Exchange Rate” means with respect to any Collateral Obligation denominated and payable in Euros, GBPs or CADs, on any day, the lesser of (a) the applicable currency-Dollar spot rate used by the Borrower (as determined by the Servicer) to acquire such currency on the related Cut-Off Date and (b) the Applicable Conversion Rate for such currency.

“Applicable Index” means (a) with respect to Dollar Advances, the LIBOR Rate, (b) with respect to any GBP Advances, Daily Simple SONIA, (c) with respect to Euro Advances, EURIBOR, and (d) with respect to CDOR Advances, CDOR, or, in each case, any other successor index pursuant to the terms of this Agreement.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) prior to the occurrence of any Facility Termination Event, ~~1.90~~1.95% per annum and (ii) after the Revolving Period, ~~2.00~~2.05% per annum; provided that, the Applicable Margin shall increase by 2.00% per annum after the occurrence and during the continuance of a Facility Termination Event (unless waived by the Facility Agent in its sole discretion).

“Applicable Time Zone” means (i) with respect to Dollar Advances and CAD Advances, New York City time and (ii) with respect to Euro Advances and GBP Advances, London time.

“Appraised Value” means, with respect to any Asset Based Loan, the appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approved Broker Dealer” means (a) any of JPMorgan Securities, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co., Société Générale Securities Services, Morgan Stanley & Co., Bank of America Merrill Lynch, Nomura Securities International, Inc., BNP Paribas Securities Corp, Barclays Capital Inc., Credit Suisse Securities (UA) LLC, UBS Financial Services Inc., Wells Fargo Clearing Services, LLC, Jefferies LLC, RBC Capital Markets LLC, Bank of Montreal, The Bank of New York Mellon, N.A., The Bank of Nova Scotia, BMO Harris Bank N.A., Credit Agricole S.A., HSBC Bank, Lloyds TSB Bank, Natixis or Royal Bank of Canada, (b) any other financial institution designated as an “Approved Broker Dealer” by the Servicer and reasonably acceptable to the Facility Agent or (c) any banking or securities Affiliate of any Person specified in clause (a) or (b).

Exhibit 10.18
with respect to any distribution permitted under ~~Sections~~Section 10.16(a)(A)(3~~) and 10.16(a)(A)(4~~), the Borrowing Base is greater than or equal to 110% of the Advances outstanding.

“Borrowing Base Deficiency” means an event that occurs and is continuing on any date of determination that the aggregate principal amount of all Advances outstanding hereunder exceeds the Borrowing Base.

“Broadly Syndicated Loan” means a Loan that, as of the related Cut-Off Date, (a) is a syndicated commercial loan, (b) has a Tranche Size of $150,000,000 or greater (without consideration or reductions thereon from scheduled amortization payments), (c) other than with respect to a Recurring Revenue Collateral Obligation, the relevant Obligor has EBITDA for the most recently reported prior twelve calendar months of at least $50,000,000 (after giving pro forma effect to any acquisition in connection therewith), (d) is rated (or will be rated) (or the relevant Obligor is rated ) at least B3 by Moody’s or B- by S&P and (e) has an average of not less than two observable market quotes over the immediately preceding thirty (30) day period from Approved Broker Dealers and such quotes have been determined with respect to such Loan by Loan X Mark-It Partners, Loan Pricing Corporation or another nationally recognized pricing service for at least the Principal Balance of such Loan.

“Business Day” means any day that is not (i) a Saturday or, Sunday, (ii) any other day on which banking institutions in New York, New York, Luxembourg, London or the city in which the offices of the Collateral Agent or Collateral Custodian are located are authorized or obligated by law, executive order or government decree to remain closed, (iii) if the applicable Business Day relates to the advance or continuation of, or payment of an Advance bearing interest at the LIBOR Rate or the determination of the LIBOR Rate, days on which banks are dealing in deposits in an Eligible Currency in the interbank eurodollar market in London, England are closed or (iv) if such day relates to a GBP Advance, a day that is not an RFR Banking Day. All references to any “day” or any particular day of any “calendar month” shall mean calendar day unless otherwise specified.

“CAD” means the lawful money of Canada.

“CAD Advance” means each Advance made in CAD.

“Capped Fees/Expenses” means, at any time, the Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses such that the aggregate amount of such Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses paid to the Collateral Agent or the Collateral Custodian under the Transaction Documents in any calendar year do not exceed the sum of (i) 0.03% per annum of the Principal Amount plus (ii) $100,000.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in the Borrower’s organizational documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability

Exhibit 10.18
Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Discount Factor of such Collateral Obligation at such time multiplied by (ii) the Principal Balance of such Collateral Obligation as of such date of determination.

The Collateral Obligation Amount of any Collateral Obligation that ceases to be (or otherwise is not) an Eligible Collateral Obligation shall be zero.

“Collateral Obligation File” means, with respect to each Collateral Obligation, as identified on the related Document Checklist, (X) for any Middle Market Loan, (i) if the Collateral Obligation includes a promissory note, (x) an original, executed copy of such promissory note, or (y) in the case of a lost promissory note, a copy of such executed promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower or in blank (unless such note is in bearer form, in which case delivery alone shall suffice), or (z) in the case of a noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower, (ii) copies of the primary loan agreement or indenture, (iii) any related security agreement, mortgage, moveable or immoveable hypothec, deed of hypothec, guarantees, note purchase agreement, intercreditor and/or subordination agreement and in the possession of the Borrower, (iv) copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Obligation and (v) any other document included by the Servicer on the related Document Checklist and (Y) for any Broadly Syndicated Loan, (x) copies of the related loan agreement, (y) copies of the related assignment agreement, and (z) any other document reasonably available to the Borrower and requested by the Facility Agent or any Lender.

“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Diversity Test, the Minimum Weighted Average Spread Test, the Minimum Weighted Average Coupon Test and the Maximum Weighted Average Life Test.

“Collection Account” means, collectively, the Principal Collection Account and the Interest Collection Account.

~~“Collection Period” means, with respect to the first Distribution Date, the period from and including the Effective Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.~~

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commercial Paper Rate” for Advances means, to the extent a Conduit Lender funds such Advances by issuing commercial paper, the sum of (i) the weighted average of the rates at

Exhibit 10.18
interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,
(c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, the Chief Executive Officer, the Chief Operating Officer, the Executive Vice President of such Person or any other Person included on any incumbency of the Borrower, Servicer or Equityholder, as applicable, delivered hereunder and, with respect to any other Person, the President, Chief Financial Officer, Executive Vice President or any Vice President.

“Extension Request” has the meaning set forth in Section 2.6.

“Facility” means the loan facility to be provided to the Borrower pursuant to, and in accordance with, this Agreement.

“Facility Agent” has the meaning set forth in the Preamble.

“Facility Amount” means (a) prior to the end of the Revolving Period,
$~~675,000,000~~750,000,000, unless this amount is permanently reduced pursuant to Section 2.5 or increased pursuant to Section 2.8, in which event it means such lower or higher amount and (b) from and after the end of the Revolving Period, the aggregate principal amount of all the Advances outstanding.

“Facility Termination Date” means the earlier of (i) the date that is twenty-four months after the last day of the Revolving Period and (ii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2.
“Facility Termination Event” means any of the events described in Section 13.1. “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this
Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it.

Exhibit 10.18
Euros outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (b) the equivalent in Dollars of the aggregate principal amount of all Advances denominated in GBPs outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (c) the equivalent in Dollars of the aggregate principal amount of all Advances denominated in CADs outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate, in each case after giving effect to all repayments of Advances and the making of new Advances on such date.

“Foreign Currency Sublimit” means on any Measurement Date and with respect to any Eligible Currency (other than Dollars), a Dollar amount equal to 50% of the Facility Amount on such date.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Fourth Amendment Effective Date” means March 9, 2022.

“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would ~~have a material and adverse effect on any Lender and~~ (a) increase or extend the term of the Commitments (other than an increase in the Commitment of another Lender or the addition of a new Lender) or change the Facility Termination Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, in each case owing to such Lender, (c) reduce the amount of any such payment of principal or interest owing to such Lender, (d) reduce the rate at which interest is payable to such Lender or any fee is payable hereunder to such Lender, excluding in each case, any such reduction as a result of a full or partial waiver of interest or fees accruing at a default rate imposed during a Facility Termination Event or a result of a waiver of a Facility Termination Event), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 2.4(a), Section 8.3, or Section 17.2 or any related definitions or provisions in a manner that would alter the effect of such Sections, (g) modify the definition of the “Required Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, or (h) extend the Revolving Period.
“Funding Date” means any Advance Date or any Reinvestment Date, as applicable. “GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.

“GBP” means the lawful currency for the time being of the United Kingdom. “GBP Advance” means an Advance denominated in Pounds Sterling.

Exhibit 10.18
852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Permitted Working Capital Revolver” means, in respect of an Obligor and a Collateral Obligation, a revolving lending facility (i) incurred secured on a first lien basis solely by all or a portion of the current assets of the related Obligor, which current assets subject to such security interest do not constitute a material portion of the Obligor’s total assets (it being understood that such revolving lending facility may be secured on a junior lien basis by other assets of the related Obligor) and (ii) that, as of the Cut-Off Date, (a) has an aggregate commitment equal to not more than 25% of the sum of (x) the aggregate commitment amount of such revolving lending facility,
(y)the aggregate commitment amount of such Collateral Obligation and (z) the aggregate commitment amount of any other debt that is pari passu with, or senior to, such Collateral Obligation less unrestricted cash; or (b) has a ratio of the aggregate commitment amount of such working capital facility to EBITDA of such Obligor is not greater than 1.25x.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Prepayment Fee” means a nonrefundable fee equal to (a) 1.0% from the Third Amendment Effective Date to but excluding the first anniversary of the Third Amendment Effective Date, and (b) thereafter, 0.00%.

“Prepayment Fee Termination Event” means the occurrence of any one or more of the following: (a) any Lender has, prior to the date of such permanent reduction in whole or in part, declined an Extension Request, (b) the maturity of the Obligations is accelerated following the occurrence of a Facility Termination Event or (c) the ratio of (i) the number of Collateral Obligations approved by the Facility Agent to (ii) the number of Presented Collateral Obligations is less than 50% (the “Loan Rejection Percentage”). For purposes of this definition, “Presented Collateral Obligation” means any Collateral Obligation that otherwise meets the eligibility requirements under the definition of “Eligible Collateral Obligation” (without giving effect to any item waived by the Facility Agent in accordance with such definition).

“Primary Servicer Fee” means with respect to any Distribution Date, the fee payable to the Servicer or successor servicer (as applicable) for services rendered during the related ~~Collection~~Accrual Period, which shall be equal to one-twelfth of the product of (i) the Primary Servicer Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related ~~Collection~~Accrual Period. For the avoidance of doubt, the Servicer may waive or defer the payment of any Primary Servicer Fee in its sole discretion.

Exhibit 10.18
thereto, (ii) with respect to a Benchmark Replacement in respect of Advances denominated in GBP, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Advances denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Relevant Test Period” means with respect to any Collateral Obligation, the relevant test period for the calculation of EBITDA for such Collateral Obligation in accordance with the related Underlying Instruments or, if no such period is provided for therein, each period of the last four (4) consecutive fiscal quarters of the principal Obligor on such Collateral Obligation for which financial statements were required to have been delivered under the related Underlying Instruments; provided that with respect to any Collateral Obligation for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the fourth (4th) fiscal quarter from the date of formation, and shall subsequently include each period of the last four (4) consecutive reported fiscal quarters of such Obligor.

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6, of this Agreement to maintain Hedging Agreements.

“Reporting Date” means the 20th day of each calendar month.

“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 7.12 as of any time of determination, the sum of (i) an amount equal to the purchase price paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral (ii) any accrued and unpaid interest thereon since the last Distribution Date and
(iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.

“Repurchased Collateral Obligation” means, with respect to any ~~Collection~~Accrual Period, any Collateral Obligation as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Servicer, as applicable, on or before the immediately prior Reporting Date and any Collateral Obligation purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Equityholder.

“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Servicer.

Exhibit 10.18
(r)any Permitted Working Capital Revolver that has an aggregate commitment equal to greater than 25% of the sum of (x) the aggregate commitment amount of such revolving lending facility, (y) the aggregate commitment amount of such Collateral Obligation and (z) the aggregate commitment amount of any other debt that is pari passu with, or senior to, such Collateral Obligation, less unrestricted cash; or (b) has a ratio of the aggregate commitment amount of such working capital facility to EBITDA of such Obligor of greater than or equal to 1.25x; or

(s)the occurrence of a default as to any financial maintenance covenant has occurred and is continuing with respect to such Collateral Obligation (after giving effect to any grace or cure period applicable thereto.

“Revenue” means, with respect to any Recurring Revenue Collateral Obligation, the definition of annualized recurring revenue used in the Underlying Instruments for each such Collateral Obligation, or any comparable definition for “Revenue,” “Recurring Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Collateral Obligation or if such comparable definition is not defined in such Underlying Instruments, the recurring revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

“Revolving Collateral Obligation” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) (a) September 30, 2024, (b) if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and each Agent or (c) the date the Borrower provides notice to the Facility Agent of termination of the Revolving Period, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5 or (iii) upon the occurrence and during the continuation of a Facility Termination Event; provided that the ~~Facility Agent~~Majority Lenders may waive such termination of the Revolving Period pursuant to this clause (iii) in ~~its~~their sole discretion.

“RFR Banking Day” means a day (other than a Saturday or Sunday) in which banks are open for general business in London.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of October 11, 2018, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Sanctioned Countries” has the meaning set forth in Section 9.29(a). “Sanction Target” has the meaning set forth in Section 9.29(a).

Exhibit 10.18

“Sanctions” has the meaning set forth in Section 9.29(a).

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request (which may be in the form of a Borrowing Base certification , which shall identify the assets that will become Collateral Obligations).

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.

“Second Lien Loan” means any commercial loan (other than a Senior Secured Loan or a FILO Loan) that (i) is secured by a pledge of collateral which security interest is validly perfected and second priority (subject to customary exceptions for permitted liens, including but not limited to tax liens and any Permitted Working Capital Lien) and (ii) the Servicer determines in good faith that the value of the collateral securing the loan (including based on enterprise value) on or about the time of origination or acquisition by the Borrower together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and demands for that cash flow) equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Second Lien Middle Market Loan” means any Middle Market Loan that is a Second Lien Loan.

“Second Omnibus Amendment Effective Date” means March 5, 2021.

“Secondary Servicer Fee” means with respect to any Distribution Date, the fee payable to the Servicer or successor Servicer (as applicable) for services rendered during the related ~~Collection~~Accrual Period, which shall be equal to one-twelfth of the product of (i) the Secondary Servicer Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related ~~Collection~~Accrual Period. For the avoidance of doubt, the Servicer may waive or defer the payment of any Secondary Servicer Fee in its sole discretion.

“Secondary Servicer Fee Percentage” means 0.30%.

“Secured Indebtedness” means, with respect to a Person as of a given date, all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property.

“Secured Parties” means, collectively, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, each Lender, the Facility Agent, each Agent, each other Affected Person, Indemnified Party and Hedge Counterparty and their respective permitted successors and assigns.

“Securities Intermediary” means the Collateral Agent, or any subsequent institution acceptable to the Facility Agent at which the Accounts are kept.

Exhibit 10.18
loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors; provided that a Person whose Equity Securities were acquired by the Borrower or the Equityholder, as the case may be, in a workout or restructuring of a Collateral Obligation shall not be deemed to be a “Subsidiary” for purposes of this Agreement.

“Substituted Collateral Obligation” means, with respect to any ~~Collection~~Accrual Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.12 and the Sale Agreement.

“Supermajority Lenders” means, at any time, the Facility Agent and any Lenders holding Advances aggregating greater than 66% of all Advances outstanding or if there are no Advances outstanding, Lenders holding Commitments aggregating greater than 66% of all Commitments.

“Tangible Net Worth” means, with respect to any Person, the consolidated net worth of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks; provided that such calculation shall not take into consideration any market price changes or perceived market price changes.

“Target Portfolio Amount” means $800,000,000; provided that such Target Portfolio Amount shall be increased proportionally in connection with any Facility Amount increases of
$50,000,000 or greater.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Facility Agent with the consent of the Borrower) as long as the LIBOR Accrual Period and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Facility Agent from time to time in its reasonable discretion.

“Term SOFR Transition Event” means the determination by the Facility Agent (with the consent of the Borrower) that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Facility Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 17.2 that is not Term SOFR.

“Third Amendment Effective Date” means September 30, 2021.

Exhibit 10.18
Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Undrawn Fee” a fee payable pursuant to Section 3.1(b) for each day of the related ~~Collection~~Accrual Period during the Revolving Period equal to the product of (x) the difference between the aggregate Commitments on such day minus the aggregate principal amount of outstanding Advances on such day, times (y) the Undrawn Fee Rate times (z) 1/360.

“Undrawn Fee Rate” means, beginning on the Third Amendment Effective Date, (a) 0.00% from the Third Amendment Effective Date to (but excluding) the three (3)-month anniversary of the Third Amendment Effective Date and (b) 0.25% thereafter.

“Unfunded Exposure Account” means the account designated as the Unfunded Exposure Account in, and which is established and maintained pursuant to, Section 8.1(a).

“Unfunded Exposure Shortfall” has the meaning set forth in Section 8.1(a).

“Unmatured Facility Termination Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Facility Termination Event.

“Unmatured Servicer Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Event of Default.

“Unsecured Bond” means any bond that is (a) not secured by a pledge of collateral and
(b)senior or pari passu in right of payment to any other unsecured indebtedness of the related Obligor.

“Unsecured Loan” means any loan that is (a) not secured by a pledge of collateral and (b) senior or pari passu in right of payment to any other unsecured indebtedness of the related Obligor.

Exhibit 10.18
proposed Advance Date. Such notice (herein called the “Advance Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Advance Date and amount of such proposed Advance, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Advance Date (if applicable). In the event of any change to the wiring instructions of the Collateral Agent set forth on Schedule 1 to the Advance Request, the Collateral Agent shall provide written notice of such change to each Agent at least two (2) Business Days prior to any proposed Advance Date. The amount of any Advance shall at least be equal to the least of (v) the Maximum Availability, (w) $1,000,000 with respect to Advances denominated in Dollars, (x) the (1) Borrowing Base on such day minus (2) the Advances outstanding on such day, (y) with respect to Eligible Currency Advances not denominated in Dollars, the Foreign Currency Sublimit on such day minus the Foreign Currency Advance Amount on such day and (z) the (1) Facility Amount on such day minus (2) the Advances outstanding on such day before giving effect to the requested Advance as of such date. Any Advance Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower. The Facility Agent shall have no obligation to lend funds hereunder in its capacity as Facility Agent. Subject to receipt by the Collateral Agent of an Officer’s Certificate of the Borrower pursuant to Section 6.2(e), and the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Advances available to the Borrower by deposit to such account as may be designated by the Borrower (in a written notice received by the Facility Agent, each Agent and the Collateral Agent at least one (1) Business Day prior to such Advance Date) in same day funds no later than 2:00 p.m., New York City time, on such Advance Date.

(b)Committed Lender’s Commitment. At no time will any Uncommitted Lender have any obligation to fund an Advance. At all times on and after the Conduit Advance Termination Date, all Advances shall be made by the Agent on behalf of the applicable Committed Lenders. The Facility Agent shall use commercially reasonable efforts to ensure that Advances are funded in the first instance by the Uncommitted Lenders. At any time when any Uncommitted Lender has failed to or has rejected a request to fund an Advance, its Agent shall so notify the Related Committed Lender and such Related Committed Lender shall fund such Advance. Notwithstanding anything contained in this Section 2.2(b) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Advances then funded by it exceeding its Commitment then in effect. The obligation of the Committed Lender in each Lender Group to remit any Advance shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Agent shall not relieve any other Committed Lender of its obligation hereunder.

(c)Unfunded Commitment Provisions. Notwithstanding anything to the contrary herein, upon the occurrence of the earlier of (i) any acceleration of the maturity of Advances pursuant to Section ~~14.2~~13.2 or (ii) the end of the Revolving Period, the Borrower shall request an Advance in the amount of the Aggregate Unfunded Amount minus the amount then on deposit in the Unfunded Exposure Account. Following receipt of such Advance Request, the Lenders shall fund such requested

Exhibit 10.18

amount by depositing such amount directly to the Collateral Agent to be deposited into the Unfunded Exposure Account, notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 6.2)

Section 2.3 Notes. The Borrower shall, upon request of any Lender Group, on or after such Lender Group becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Advances of such Lender Group. Each such Note shall be payable to the order of the Agent for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4    Repayment and Prepayments. (a) The Borrower shall repay the Advances outstanding (i) on each Distribution Date to the extent required to be repaid hereunder and funds are available therefor pursuant to Section 8.3 and (ii) in full on the Facility Termination Date.

(b) Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Advance using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that

(i)all such voluntary prepayments shall require prior written notice to the Facility Agent (with a copy to the Collateral Agent and each Agent) by 11:00 a.m. two
(2) Business Days prior to such voluntary prepayment;

(ii)all such voluntary partial prepayments of Advances denominated in Dollars shall be in a minimum amount of $1,000,000 or the equivalent in an Eligible Currency; and

(iii)each prepayment shall be applied on the Business Day received by the Collateral Agent, on behalf of the Facility Agent, if received by 3:00 p.m., New York City time, on such day by the Collateral Agent as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the ~~Collection~~Accrual Period to which such Distribution Date relates.

Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(b) (if any) resulting from a prepayment or payment.

Section 2.5    Permanent Reduction of Facility Amount. (a) The Borrower may at any time upon five Business Days’ prior written notice to the Facility Agent and each Agent (with a

Exhibit 10.18

copy to the Collateral Agent), permanently reduce the Facility Amount (i) in whole upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Advances) or (ii) in part by any pro rata amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Advances (after giving effect to any concurrent prepayment thereof). In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.

(b)Notwithstanding anything to the contrary herein, the Borrower may permanently reduce the Facility Amount at any time, provided that if such reduction occurs at any time other than those specified in Section ~~2.5~~2.4(a)(ii), it shall, unless a Prepayment Fee Termination Event has occurred, pay the applicable Prepayment Fee to the Collateral Agent, for the respective accounts of the Lenders.

(c)Unless otherwise notified in writing by the Borrower to the Facility Agent in connection with a prepayment, any prepayment under this Section 2.5 must also be accompanied by a concurrent reduction of Commitments pursuant to Section 2.5 in an identical amount.

Section 2.6 Extension of Revolving Period. The Borrower may, at any time after the first anniversary of the Effective Date and prior to the date that is 45 days prior to the last date of the Revolving Period, deliver a written notice to each Agent (with a copy to the Collateral Agent and the Facility Agent) requesting an extension of the Revolving Period for an additional twelve months (each qualifying request, an “Extension Request”). Each Lender may approve or decline an Extension Request in its sole discretion; provided, that the Lenders shall respond to an Extension Request in writing not later than 30 days following receipt of such Extension Request, and if any Lender does not respond in writing by the end of such 30 day period it shall be deemed to have denied such Extension Request. No request by the Borrower to extend the Revolving Period shall be considered an “Extension Request” if such request is conditioned on an amendment to any other provision of the Transaction Documents.

Section 2.7    Calculation of Discount Factor.

(a)In connection with the purchase of each Collateral Obligation and prior to such Collateral Obligation being purchased by the Borrower and included in the Collateral, the Facility Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation (and will provide written notice of such Discount Factor to the Servicer); provided, that, in connection with assigning a Discount Factor for any Collateral Obligation, the Facility Agent shall take into account whether the Purchase Price with respect to such Collateral Obligation already reflects any market discount so as to avoid duplication.

(b)Upon the occurrence of a Revaluation Event with respect to any Collateral Obligation that is a Broadly Syndicated Loan (other than a DB Sole Discretion Trigger), the Discount Factor shall be adjusted to equal the lesser of (x) the initial

Exhibit 10.18
(e)Upon the occurrence of a DB Sole Discretion Trigger with respect to any Collateral Obligation, the Facility Agent shall have the right to adjust the Discount Factor for such Collateral Obligation in its sole discretion by providing written notice thereof to the Borrower. The Collateral Agent shall forward a copy of such notice to each Agent. The Facility Agent will provide written notice of each revised Discount Factor to the Borrower, the Servicer, each Agent and the Collateral Agent.

(f)Notwithstanding anything above to the contrary, the Servicer shall not dispute a Revaluation Event that has occurred for any Recurring Revenue Collateral Obligation.

(g)All fees and expenses in connection with this Section 2.7 are to be paid by the Borrower in accordance with Section 17.4.

Section 2.8 Increase in Facility Amount. The Borrower may, with the prior written consent of the Facility Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) ~~increase~~with the ~~Commitment~~prior written consent of ~~the~~an existing Lender ~~Groups~~Group, increase the Commitment of such Lender Group (pro rata with other consenting Lender Groups), and/or (ii) add an additional Lender Group ~~and/or (iii) increase the Commitment of any Lender Group~~, which in each case ~~which~~ shall increase the Facility Amount by the amount of the increased Commitment or new Commitment, as applicable, of each such existing or additional Lender Group; provided, that after giving effect to the increase described above in clause (i)~~, (ii)~~ and (~~iii~~ii), in no event shall the aggregate Commitment exceed
$2,000,000,000.

ARTICLE III YIELD, UNDRAWN FEE, ETC.
Section 3.1 Yield and Undrawn Fee. (a) The Borrower hereby promises to pay, on the dates specified in Section 3.2, Yield on the unpaid principal amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law.

(b)    The Borrower shall pay the Undrawn Fee on the dates specified in
Section 3.2.

Section 3.2 Yield Distribution Dates. Yield accrued on each Advance (including any previously accrued and unpaid Yield) and Undrawn Fee (as applicable) shall be payable, without duplication:

(a)on the Facility Termination Date;

(b)on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and

Exhibit 10.18

(c)on each Distribution Date.

Section 3.3 Yield Calculation. Each Note shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the outstanding Advances attributable to such Note on such day. All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days (other than Yield accruing by the reference rate set forth in clause (a) of the definition of Alternate Base Rate, which shall be computed over a year comprised of 365/366 days).

Section 3.4 Computation of Yield, Fees, Etc. Each Agent (on behalf of its respective Lender Group) and the Facility Agent shall determine the applicable Yield and all Fees to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Agent thereof in writing no later than ~~the Determination Date~~five (5) Business Days immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1.

ARTICLE IV PAYMENTS; TAXES
Section 4.1    Making of Payments. Subject to, and in accordance with, the provisions hereof, all payments of principal of or Yield on the Advances and other amounts due to the Lenders shall be made pursuant to Section 8.3(a) by no later than 3:00 p.m., in the Applicable Time Zone, on the day when due in the applicable Eligible Currency in immediately available funds. Payments received by any Lender or Agent after 3:00 p.m., in the Applicable Time Zone, on any day will be deemed to have been received by such Lender or Agent on its next following Business Day. Each Agent shall allocate to the Lenders in its Lender Group each payment in respect of the Advances received by such Agent as provided by Section 8.3 or Section 2.4. Payments in reduction of the principal amount of the Advances shall be allocated and applied to Lenders pro rata based on their respective portions of such Advances, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower.    Payments of Yield and Undrawn Fee shall be allocated and applied to Lenders pro rata based upon the respective amounts of interest and fees due and payable to them.

Section 4.2 Due Date Extension. If any payment of principal or Yield with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to such Advance.

Section 4.3    Taxes.    (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent)

Exhibit 10.18
Following the Facility Termination Date, the Borrower shall cause the Servicer to forward any draw request made by an Obligor under a Variable Funding Asset, along with wiring instructions for the applicable Obligor, to the Collateral Agent (with a copy to the Facility Agent and each Agent) along with an instruction to the Collateral Agent to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Agent shall fund such draw request in accordance with such instructions from the Servicer.

Following the end of the Revolving Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Variable Funding Asset and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Borrower shall cause the Servicer to direct the Collateral Agent to and the Collateral Agent shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall (such amount to be determined by the Servicer).

(b)    All amounts held in any Account shall, to the extent permitted by Applicable Laws, be invested by the Collateral Agent, as directed by the Servicer in writing (or, if the Servicer fails to provide such direction, such amounts shall remain uninvested), in Permitted Investments that mature (i) with respect to the Collection Account, not later than one Business Day prior to the Distribution Date for the ~~Collection~~Accrual Period to which such amounts relate and (ii) with respect to the Unfunded Exposure Account, on the immediately following Business Day. Any such written direction shall certify that any such investment is authorized by this Section 8.1. Investments in Permitted Investments shall be made in the name of the Securities Intermediary, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Agent shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Servicer or, if the Servicer shall fail to give such direction, the Facility Agent. The Collateral Agent shall, upon written request, provide the Facility Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collateral Agent or the Securities Intermediary be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Servicer or the Facility Agent, as applicable, to timely provide investment instruction to the Collateral Agent. The Collateral Agent or the Securities Intermediary and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s or the Securities Intermediary’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in

Exhibit 10.18
(i)From the Interest Collection Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:

(A)FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any, which expenses shall not exceed $50,000 on any Distribution Date;

(B)SECOND, to the Collateral Agent and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses for the related ~~Collection~~Accrual Period pursuant to the Collateral Agent and Collateral Custodian Fee Letter, which expenses shall not exceed the amount of the Capped Fees/Expenses;

(C)THIRD, to the Servicer (unless waived or deferred in whole or in part by the Servicer), any fees of the Servicer in an aggregate amount not to exceed the amount of any accrued and unpaid Primary Servicer Fee for the related ~~Collection~~Accrual Period;

(D)FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(D), (A) to the Lenders, an amount equal to the Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (B) to the Facility Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid Fees due to the Lenders, the Agents and the Facility Agent and (C) to the Hedge Counterparties, any amounts owed for the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E)FIFTH, during the Revolving Period, to the Agents on behalf of their respective Lenders pro rata in accordance with the amount of the outstanding Advances (1) in the amount necessary to reduce the Advances outstanding to an amount not to exceed the lower of the Borrowing Base and the Maximum Availability and (2) if either (or both of) the Minimum Diversity Test or the Minimum Equity Condition is not satisfied on such Distribution Date, in the amount necessary to reduce the Advances outstanding to zero;

(F)SIXTH, reserved;

(G)SEVENTH, after the end of the Revolving Period, first (1) if a Revaluation Diversion Event or a Facility Termination Event has occurred, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in the amount necessary to reduce the Advances outstanding to zero and second (2) if the Diversity Score is equal to or less than 10, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding, in an amount equal to all remaining Amount Available constituting Interest

Exhibit 10.18
Collections; ~~provided that all Interest Collections shall be released to the Borrower in full so long as the Diversity Score is greater than 10;~~

(H)EIGHTH, to the Servicer (unless waived or deferred in whole or in part by the Servicer), any fees of the Servicer in an aggregate amount not to exceed the amount of any accrued and unpaid Secondary Servicer Fee for the related ~~Collection~~Accrual Period, as well as any expenses of the Servicer or other amounts owing to the Servicer;

(I)NINTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(I), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(J)TENTH, to any Affected Persons, any Increased Costs then due and owing;

(K)ELEVENTH, to the extent not previously paid pursuant to Section 8.3(a)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;

(L)TWELFTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnified Amounts then due and owing to each such Indemnified Party;

(M)THIRTEENTH, at the election of the Servicer to pay to the Servicer any deferred and unpaid Primary Servicer Fee or deferred and unpaid Secondary Servicer Fee;

(N)FOURTEENTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) above, to the Collateral Agent and the Collateral Custodian, any Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent and the Collateral Custodian under the Transaction Documents;

(O)FIFTEENTH, to pay any other amounts due under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a);

(P)SIXTEENTH, to the Equityholder as a Permitted RIC Distribution;
and

(Q)SEVENTEENTH, (A) during ~~the Revolving Period, (1)(x) during~~
an Unmatured Facility Termination Event, to remain in the Interest Collection Account as Interest Collections ~~or~~, (~~y) (i~~B) during the occurrence of a Cash Trap Event, to repay the Advances outstanding in the amount necessary to reduce the Advances outstanding to zero ~~or~~, (~~ii~~C) otherwise, (i) during the Revolving Period, the remaining Amount Available constituting Interest Collections to the Borrower

Exhibit 10.18

for distribution to the Equityholder or for Reinvestment and (~~B~~ii) after the end of the Revolving Period, to the Borrower for distribution to the Equityholder.

(ii)From the Principal Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:

(A)FIRST, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (A) through (F), in that order, but, in each case, only to the extent not paid in full thereunder;

(B)SECOND, after the end of the Revolving Period and to the extent not paid pursuant to Section 8.3(a)(i)(G), to the Lenders pro rata to repay the Advances outstanding;

(C)THIRD, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (I) and (J) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(D)FOURTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (K) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(E)FIFTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (L) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(F)SIXTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) or Section 8.3(a)(i)(M), to the Collateral Agent, the Securities Intermediary and the Collateral Custodian, any costs and expenses due to the Collateral Agent, the Securities Intermediary and the Collateral Custodian under the Transaction Documents (other than Increased Costs and Indemnified Amounts);

(G)SEVENTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (N) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(H)EIGHTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (O) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(I)NINTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (P) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(J)TENTH, during the Revolving Period, to remain in the Principal Collection Account as Principal Collections, which may be distributed to the

Exhibit 10.18
Section 9.25 Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Equityholder (including, for this purpose, equity of the Borrower) or the applicable third party seller in exchange for the purchase of the Collateral Obligations (or any number of them). No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 9.26 Regulatory Compliance. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and none of the proceeds of the Advances will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the FRS Board from time to time.

Section 9.27 Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Servicer, and the Borrower hereby acknowledges that the Facility Agent, each of the Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.

Section 9.28 Transaction Documents. The Transaction Documents delivered to the Facility Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Lien (other than Permitted Liens); provided that, with respect to any Assigned Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan until the elevation of such Assigned Participation Interest. All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder; provided that, with respect to any Assigned Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan until the elevation of such Assigned Participation Interest.

Section 9.29    Anti-Terrorism, Anti-Money Laundering. (a) Neither the Borrower nor any Affiliate, officer, employee or director, acting on behalf of the Borrower is (i) a country, territory, organization, person or entity named on any sanctions list administered or imposed by the U.S. Government including, without limitation, the Office of Foreign Asset Control (“OFAC”) list, or any other list maintained for the purposes of sanctions enforcement by any of the United Nations, the European Union, Her Majesty’s Treasury in the UK, Germany, Canada, Australia, and any other country or multilateral organization (collectively, “Sanctions”), including but not limited to Afghanistan, Cuba, Iran, Syria, North Korea, the “Donetsk People’s Republic”, the “Luhansk People’s Republic” and the Crimea region in Ukraine (the “Sanctioned Countries”); (ii) a Person

Exhibit 10.18
terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 14.7 Indemnification. The Lenders agree to indemnify the Facility Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Advances from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Facility Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Facility Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Facility Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.

Section 14.8 Successor Note Agent. If the Facility Agent shall resign as Facility Agent under this Agreement, then the Majority Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Facility Agent, and the term “Facility Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Facility Agent’s rights, powers and duties as Facility Agent shall be terminated, without any other or further act or deed on the part of such former Facility Agent or any of the parties to this Agreement. In addition, prior to any assignment or participation by DBNY (or any of its affiliates) of any interest in its Commitment which, in either case, after giving effect to such assignment or participation would result in DBNY (or any of its affiliates) holding (unparticipated) less than 25% of the Facility Amount, the Required Lenders shall be permitted to appoint a new Facility Agent with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned). Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Facility Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 14.8. If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.

Section 14.9 Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Servicer as though such Note Agent were not an agent hereunder. Any

Exhibit 10.18
Section 17.2 Amendments, Waivers. (a) This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2. The Borrower ~~and~~, the Facility Agent and the Required Lenders, may, upon written notice to the Servicer and each Agent, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent, in each case without the prior written consent of the Collateral Agent, (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Facility Agent, in each case without the prior written consent of the Facility Agent, (v) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Custodian, in each case without the prior written consent of the Collateral Custodian, (vi) constitute a Fundamental Amendment without the prior written consent of each Lender, (vii) waive any Facility Termination Event or Servicer Event of Default without the prior written consent of the Majority Lenders, (viii) materially affect the rights or duties of the Servicer unless the Servicer has consented thereto, or
(ix) modify the definition of the terms “Advance Rate”, “Borrowing Base”, “Facility Termination Date”, “Fundamental Amendment”, “Maximum Portfolio Advance Rate” or “Minimum Equity Condition”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion, without the prior written consent of the Supermajority Lenders.
(b) Notwithstanding any provision to the contrary set forth in this Agreement, if at any time the Facility Agent determines (and the Borrower consents to such determination), that
(i) the circumstances described in clause (a) or (b) of the definition of “Base Rate” (excluding any Benchmark Transition Event) have arisen with respect to the LIBOR Rate or Daily Simple SONIA and such circumstances are unlikely to be temporary (or the Facility Agent has received notice from the Collateral Agent to that effect) or (ii) the circumstances described in clause (a) or
(b)of the definition of “Base Rate” (excluding any Benchmark Transition Event) have not arisen with respect to the LIBOR Rate or Daily Simple SONIA but the supervisor for the administrator of the London interbank offered rate, Daily Simple SONIA or a governmental authority having jurisdiction over the Collateral Agent or the Facility Agent has made a public statement identifying a specific date after which the London interbank offered rate or Daily Simple SONIA shall no longer be used for determining interest rates for loans in Dollars or GBPs (as applicable), then the Facility Agent and the Borrower may designate a new benchmark rate (which may include spread adjustments applicable to such rate or any rate based on such rate) to be used to calculate the LIBOR Rate or Daily Simple SONIA, which benchmark rate may be (A) a comparable successor rate that, at such time, is broadly accepted by the U.S. syndicated loan

Exhibit 10.18
market for loans denominated in Dollars or GBP (as applicable) in lieu of the applicable LIBOR Rate or Daily Simple SONIA or (B) such other benchmark rate designated by the Facility Agent and the Borrower and consented to by the Required Lenders. Except as set forth in clause (B) of the immediately preceding sentence, the designation of such alternative benchmark rate shall become effective without any further action or consent of any other party to this Agreement. If
(x) the circumstances described in clause (i) or clause (ii) above have arisen and (y) the LIBOR Rate or Daily Simple SONIA for any Accrual Period cannot be determined for such Accrual Period in accordance with the definition of LIBOR Rate or Daily Simple SONIA, then until an alternate benchmark rate shall be determined in accordance with this paragraph, for any Advance the Base Rate for which would otherwise be the LIBOR Rate or Daily Simple SONIA, the Base Rate shall be the Alternate Base Rate.
(c)Notwithstanding any provision to the contrary set forth in this Agreement, if at any time the Facility Agent determines (and the Borrower consents to such determination), that a Benchmark Transition Event shall have occurred with respect to any Applicable Index, on a Benchmark Replacement Date, the relevant Applicable Index will be replaced hereunder and under any Transaction Document with the applicable Benchmark Replacement; provided that with respect to Advances in Dollars, if the Facility Agent determines (and the Borrower consents to such determination) that a Term SOFR Transition Event has occurred, and the Facility Agent notifies each Lender of such availability, then from and after the beginning of the Accrual Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be Term SOFR plus the relevant Benchmark Replacement Adjustment.

(d)The Facility Agent will promptly (in one or more notices) notify each Lender (at the direction of the Facility Agent) of (x) any occurrence of any of the events, periods or circumstances under the definition of “Benchmark Transition Event”, (y) the Benchmark Replacement Date and (z) the Benchmark Replacement.

(e)In connection with the implementation of a Benchmark Replacement, the Facility Agent and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Facility Agent shall post each such amendment implementing such Benchmark Replacement Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(f)If a Benchmark Transition Event has occurred with respect to the Benchmark Replacement then in effect, then the successor rate thereto shall be determined in accordance with the definition of “Benchmark Replacement.”

(g)The Borrower and the Servicer each acknowledge that the Facility Agent may be communicating with other Lenders, Agents or potential lenders in connection with an amendment or syndication of this Agreement.

Exhibit 10.18
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BCRED DENALI PEAK FUNDING LLC, as
Borrower

By:
Name: Title:

USActive ~~56743394.2~~57084911.1127965262.16.BUSINESS

Exhibit 10.18
Annex B

Exhibit 10.18
Lender

Deutsche Bank AG, New York Branch Deutsche Bank AG, London Branch

Commitment

$300,000,000

$300,000,000
Raymond James Bank    $75,000,000

Altshuler Shaham Provident Funds & Pension Ltd    $75,000,000

Total    $~~675,000,000~~750,000,000